UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 13, 2017

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Ofﬁcers; Election of Directors; Appointment of Certain Ofﬁcers; Compensatory Arrangements of Certain Ofﬁcers.
(b) On March 13, 2017, Daniel W. Thompson, Chief Financial Officer of Trinity Capital Corporation (the "Company") and its wholly owned subsidiary, Los Alamos National Bank (the "Bank"), notified the Company of his intention to retire from all positions he holds as an officer of the Company, the Bank and any of its affiliates, effective as of March 27, 2017.
The Board of Directors of the Company has identified Michael D. Shuler, Controller of the Bank, to act as its interim chief financial officer and the interim chief financial officer of the Bank until a permanent replacement can be found.  These appointments are to be effective on March 27, 2017, immediately following the retirement of Mr. Thompson.  Mr. Shuler will continue to serve in his position as Controller of the Bank while fulfilling his interim duties. Mr. Shuler, age 59, has served as the Bank's Comptroller since August 2015.  Prior to that Mr. Shuler served as Senion Vice President and Controller at United Central Bank until it was purchased by Hamni Bank where Mr. Shuler served as Senior Vice President and Regional Controller.  Prior to that Mr. Shuler served in various capacities at Beal Bank from 1996 to 2011.
.On March 13, 2017, Dan Leonard, Chief Operating Officer of the Company and the Bank, also notified the Company of his intention to step down from all positions he holds as an officer of the Company, the Bank and any of its affiliates, effective as of March 31, 2017, due to a family medical emergency.  In connection with Mr. Leonard's retirement, the Company, the Bank and Mr. Leonard are discussing terms for a post-retirement consulting arrangement for Mr. Leonard to perform certain limited services in order to effect an orderly transition of his duties to others.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: March 17, 2017	By:	/s/ John S. Gulas
John S. Gulas Chief Financial Officer and President